Ambac Financial Group, Inc. One State Street Plaza New York, NY 10004 212.668.0340

News Release

For Immediate Release

Investor/Media Contact: Peter R. Poillon

(212) 208-3333

ppoillon@ambac.com

Web site: www.ambac.com

AMBAC FINANCIAL GROUP, INC. ANNOUNCES

SECOND QUARTER NET INCOME OF $162.6 MILLION, UP 36%

Second Quarter Net Income Per Diluted Share of $1.48, up 36%,

Second Quarter Adjusted Gross Premiums Written(1) $455.2 million, up 65%

NEW YORK, July 17, 2003—Ambac Financial Group, Inc. (NYSE: ABK) (Ambac) today announced second quarter 2003 net income of $162.6 million, or $1.48 per diluted share. This represents a 36% increase from second quarter 2002 net income of $119.8 million, or $1.09 per diluted share, in the second quarter of 2002.

Net Income Per Diluted Share

Ambac presents net income and net income per diluted share. These measures are computed in accordance with accounting principles generally accepted in the United States of America (GAAP). However, the research analysts have not adjusted their reporting of earnings to a strictly GAAP basis. In order to assist investors in their understanding of quarterly results, Ambac will provide other useful information.

Earnings measures reported by research analysts exclude net gains and losses from sales of investment securities and mark-to-market gains and losses on credit derivative contracts and derivative hedge contracts (“net security gains and losses”) and non-recurring items. Certain research analysts further exclude the impact of accelerated premiums earned on guaranteed obligations that have been refunded (“refundings”). During the second quarter 2003, net security gains and losses had a net income effect of $17.9 million, $0.16 on a per diluted share basis. Refundings had a net income effect of $12.0 million, or $0.11 per diluted share for the second quarter 2003. Table I, below, provides second quarter and six-month comparisons for the years 2003 and 2002.

Ambac Second Quarter 2003 Earnings/2

Table I

	Second Quarter			Six Months
	2003	2002	% Change	2003	2002	% Change
Net income per diluted share(a)	$1.48	$1.09	+ 36%	$2.75	$2.17	+ 27%
Effect of net security (gains)/losses	$(0.16)	$0.03	n.a.	$(0.18)	$0.04	n.a.
Non-recurring items	$0.00	$0.00	n.a.	$0.04	$0.00	n.a.

Sub-total excluding effect of net security gains/losses and non-recurring items(b)	$1.32	$1.12	+18%	$2.61	$2.21	+18%
Effect of refundings	$(0.11)	$(0.06)	n.a.	$(0.17)	$(0.09)	n.a.

Total excluding items	$1.21	$1.06	+14%	$2.44	$2.12	+15%

a)	2003 amounts include stock option expense amounting to approximately $0.01 per diluted share in the second quarter and approximately $0.02 year to date.
b)	Consensus earnings that are reported by earnings estimate services, such as First Call, are on this basis, which excludes net security gains and losses and non-recurring items.

Commenting on the overall results, Ambac Chairman and CEO, Phillip B. Lassiter noted, “Demand for Ambac’s services during the quarter continued to be extremely strong across our markets. In particular, low interest rates and budget pressures continue to spur public finance issuance and insurance demand, both at home and abroad. The overall outlook remains decidedly positive.”

Revenues

Highlights

Adjusted gross premiums written(1) in the second quarter of 2003 were $455.2 million, up 65% from the second quarter of 2002 of $276.7 million. Strong premium growth was achieved in all of Ambac’s business lines—public, structured and international finance.

In public finance, Ambac continues to benefit from the high level of municipal issuance. Transactions guaranteed during the quarter included strong writings in the transportation, health care, and municipal lease sectors of the market. Structured finance growth resulted from strong activity in both the consumer and commercial asset-backed segments. In international finance, Ambac experienced strong activity across several sectors, primarily in Western Europe, and closed a large transportation transaction during the period.

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Ambac Second Quarter 2003 Earnings/3

A breakdown of adjusted gross premiums written by market sector is included below as Table II.

Table II

Adjusted Gross Premiums Written

$-millions	Second Quarter			Six Months
	2003	2002	% Change	2003	2002	% Change
Public Finance	$223.3	$135.4	+ 65%	$311.6	$209.0	+ 49%
Structured Finance	144.0	101.8	+ 41%	251.4	180.9	+ 39%
International	87.9	39.5	+ 123%	214.6	98.7	+ 117%

Total	$455.2	$276.7	+ 65%	$777.6	$488.6	+ 59%

•	Net premiums written in the second quarter of 2003 of $343.7 million were 101% higher than net premiums written of $171.0 million in the same period of 2002. Gross premiums written in the second quarter of 2003 were offset by $42.3 million in ceded premiums. In the second quarter of 2002, ceded premiums were $24.7 million. Ceded premiums as a percentage of gross premiums written were 11.0% and 12.6% for the second quarter of 2003 and 2002, respectively.

Net premiums written for the six months of 2003 of $509.7 million were 69% higher than net premiums written of $300.8 million in the same period of 2002.

•	Net premiums earned and other credit enhancement fees for the second quarter of 2003 were $164.3 million, which represented a 37% increase from the $120.2 million earned in the second quarter of 2002. Net premiums earned increased for all market segments. Public finance, our most mature market segment, continues to see growth in normal earned premium in the mid-teens, enhanced by the strong issuance over the past two years and the company’s continued focus on structured and innovative municipal transactions. Earned premium growth in the structured finance segment continues to be driven by strong writings in consumer asset-backed and other structured transactions. The earnings growth in this segment continues to be partially offset by the high level of pay-downs of the existing mortgage-backed book. International continues to be our fastest growing market, as net earned premium and other credit enhancement fees grew more than 50% again during the quarter.

Net premiums earned includes accelerated premiums, which result from refundings and calls recognized during the quarter. Accelerated premiums were $21.1 million in the second quarter of 2003 (which had a net income per diluted share effect of $0.11), up 88% from $11.2 million ($0.06 per diluted share) in accelerated premiums in the second quarter of 2002. The current low interest rate environment has prompted the high level of accelerated premiums. When interest rates rise in the future, accelerated premiums should decline.

Net premiums earned and other credit enhancement fees for the six months of 2003 were $309.4 million, which represented a 34% increase from the $230.1 million earned in the first half of 2002. Accelerated premiums were $33.2 million for the first half 2003 (which had a net

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Ambac Second Quarter 2003 Earnings/4

income per diluted share effect of $0.17), up 79% from $18.5 million ($0.09 per diluted share) in accelerated premiums for the first half of 2002.

A breakdown of net premiums earned and other credit enhancement fees by market sector are included below as Table III. Normal net premiums earned exclude accelerated premiums that result from refundings and calls.

Table III

Net Premiums Earned and Other Credit Enhancement Fees

$-millions	Second Quarter			Six Months
	2003	2002	% Change	2003	2002	% Change
Public Finance	$44.4	$38.2	+ 16%	$87.4	$75.2	+ 16%
Structured Finance	57.0	43.3	+ 32%	108.7	84.7	+ 28%
International	41.8	27.5	+ 52%	80.1	51.7	+ 55%

Total Normal Premiums/Fees	143.2	109.0	+ 31%	276.2	211.6	+ 31%
Accelerated Premiums	21.1	11.2	+ 88%	33.2	18.5	+ 79%

Total	$164.3	$120.2	+ 37%	$309.4	$230.1	+ 34%

•	Net investment income for the second quarter of 2003 was $79.9 million, representing an increase of 9% from $73.6 million in the comparable period of 2002. This increase was due primarily to the growth in the investment portfolio from ongoing collection of financial guarantee premiums. Investment income was also positively impacted by the proceeds from Ambac’s debt offering in February 2003. The growth was partially offset by lower reinvestment rates and the allocation of a larger portion of the portfolio to tax-exempt securities.

Net investment income for the six months of 2003 was $156.5 million, representing an increase of 7% from $146.1 million in the comparable period of 2002.

•	Net financial services revenues, which is composed of gross interest income less gross interest expense from investment and payment agreements plus other revenue and excludes net realized investment gains, were ($0.9) million in the second quarter of 2003, down from $11.0 million in revenues for the second quarter of 2002. The three primary activities within financial services are operations from our guaranteed investment contract, interest rate swap and cash management services.

Interest rate swap revenue was ($9.6) million in the second quarter of 2003, down from $1.3 million in the second quarter of 2002. Net revenue in this business was adversely impacted by a ($12.0) million ($0.07 on a per diluted share basis) mark-to-market adjustment resulting from the increase in the ratio of tax-exempt interest rates to taxable interest rates. Currently, this ratio is higher than historical averages and has been impacted by the historically low interest rate environment and the large supply of municipal debt. Net interest income from our guaranteed

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Ambac Second Quarter 2003 Earnings/5

investment contract product in the second quarter of 2003 declined $1.1 million from the second quarter of 2002 due primarily to lower interest spreads. Revenue from our cash management product in the second quarter of 2003 was relatively flat as compared to the second quarter of 2002.

Financial services revenues were $13.2 million in the first half of 2003, down 52% from the $27.6 million of revenues in the first half of 2002.

Expenses

Highlights

•	Financial guarantee expenses of $31.9 million for the second quarter of 2003 increased by 30% over the $24.5 million of expenses for the same quarter of 2002. The increase was primarily due to additions to the general loss provision and higher compensation expense. The general loss provision increased from $5.9 million in the second quarter of 2002, to $10.9 million in the second quarter of 2003, reflecting both the significant increase in new business underwritten over the past several quarters and the expectation that improvement in the current market cycle will be fairly slow and protracted. The higher compensation expense is reflective of the global opportunities as we continue to expand our resources to meet demand for our product. Compensation expense includes stock option expenses amounting to $1.5 million in the second quarter of 2003.

Financial guarantee expenses of $63.9 million for the first six months of 2003 increased by 31% over the $48.8 million of expenses for the same period of 2002.

•	Financial services other expenses, which represent the actual operating expenses for the division, amounted to $6.2 million for the second quarter of 2003, up 9% from $5.7 million for the second quarter of 2002.

Financial services expenses for the first half of 2003 of $12.4 million increased by 15% from $10.8 million in expenses for the first half of 2002.

Other Items

•	Total net securities gains/(losses) for the second quarter of 2003 were $27.5 million, or $0.16 per diluted share, consisting of net realized gains on investment securities of $17.4 million, net mark-to-market gains on credit derivatives of $10.0 million and net mark-to-market gains on derivative hedge contracts of $0.1 million. For the second quarter of 2002 net securities gains/(losses) were ($4.5) million, or ($0.03) per diluted share, consisting of net realized gains on investment securities of $3.5 million and net mark-to-market losses on credit derivatives of ($8.0) million.

Total net securities gains/(losses) for the first half of 2003 were $30.2 million, consisting of net realized gains on investment securities of $31.7 million, mark-to-market losses on credit derivatives of ($2.2) million and net mark-to-market gains on derivative hedge contracts of $0.7

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Ambac Second Quarter 2003 Earnings/6

million. For the first half of 2002 net losses were ($8.8) million, consisting of net realized gains on investment securities of $3.1 million, mark-to-market losses on credit derivatives of ($12.1) million and net mark-to-market gains on derivative hedge contracts of $0.2 million.

•	Interest expense for the second quarter of 2003 was $14.5 million, up 34% from $10.8 million for the second quarter of 2002. The increase is primarily attributable to the debt issued in February 2003.

Balance Sheet

Highlights

•	Total assets as of June 30, 2003 were $16.80 billion, up 9% from total assets of $15.36 billion at December 31, 2002. This increase was due primarily to cash generated from business written during the period and proceeds received from debt issuance. As of June 30, 2003, stockholders’ equity was $4.04 billion, an 11% increase from year-end 2002 stockholders’ equity of $3.63 billion. The increase stemmed primarily from net income during the period and an increase in the fair market value of the investment portfolio resulting from the decline in interest rates during the period.

Increased Cash Dividend Declared

At its July 2003 Board meeting, the Board of Directors of Ambac Financial Group Inc. approved a 10% increase in the regular quarterly cash dividend from $0.10 to $0.11 per share of common stock. The dividend is payable on September 3, 2003 to stockholders of record on August 11, 2003. Ambac has declared an increased cash dividend in every year since going public in 1991.

Forward-Looking Statements

This release, in particular the Chairman’s remarks, contains statements about our future results that may be considered “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and the current economic environment. We caution you that these statements are not guarantees of future performance. They involve a number of risks and uncertainties that are difficult to predict. Our actual results could differ materially from those expressed or implied in the forward-looking statements. Among the factors that could cause actual results to differ materially are (1) changes in the economic, credit, or interest rate environment in the United States and abroad; (2) the level of activity within the national and worldwide debt markets; (3) competitive conditions and pricing levels; (4) legislative and regulatory developments; (5) changes in tax laws; (6) the policies and actions of the United States and other governments; and (7) other risks and uncertainties that have not been identified at this time. We undertake no obligation to publicly correct or update any forward-looking statement if we later become aware that it is not likely to be achieved, except as required by law.

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Ambac Second Quarter 2003 Earnings/7

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Ambac Financial Group, Inc., headquartered in New York City, is a holding company whose affiliates provide financial guarantees and financial services to clients in both the public and private sectors around the world. Ambac’s principal operating subsidiary, Ambac Assurance Corporation, a leading guarantor of public finance and structured finance obligations, has earned triple-A ratings, the highest ratings available from Moody’s Investors Service, Inc., Standard & Poor’s Ratings Services, Fitch, Inc. and Rating and Investment Information, Inc. Ambac Financial Group, Inc. common stock is listed on the New York Stock Exchange (ticker symbol ABK).

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Footnotes

(1)	Adjusted gross premiums written, which is not promulgated under GAAP, is used by management, equity analysts and investors to measure Ambac’s financial results. Adjusted gross premiums written, which Ambac reports as analytical data, are defined as gross (direct and assumed) up-front premiums written plus the present value of estimated installment premiums written on insurance policies and structured credit derivatives issued in the period. The definition of adjusted gross premiums written used by Ambac may differ from definitions of adjusted gross premiums written used by other public holding companies of financial guarantors. The following table reconciles adjusted gross premiums written to gross premiums written calculated in accordance with GAAP:

$-millions	Second Quarter		Six Months
	2003	2002	2003	2002
Adjusted gross premiums written	$455	$277	$778	$489
Present value of estimated installment premiums written on insurance policies and structured credit derivatives issued in the period	(172)	(164)	(393)	(304)

Gross up-front premiums written	$283	$113	$385	$185
Gross installment premiums written on insurance policies	103	83	198	160

Gross premiums written	$386	$196	$583	$345

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Ambac Financial Group, Inc. and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

For the Periods Ended June 30, 2003 and 2002

(Dollars in Thousands Except Share Data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Revenues:
Financial Guarantee:
Gross premiums written	$386,005	$195,683	$583,224	$345,044
Ceded premiums written	(42,313)	(24,705)	(73,481)	(44,254)

Net premiums written	$343,692	$170,978	$509,743	$300,790

Net premiums earned	$151,992	$113,630	$286,744	$217,284
Other credit enhancement fees	12,294	6,576	22,658	12,864

Net premiums earned and other credit enhancement fees	164,286	120,206	309,402	230,148
Net investment income	79,892	73,593	156,487	146,140
Net realized investment gains	12,777	3,472	26,720	2,972
Net mark-to-market gains (losses) on credit derivative contracts	10,002	(7,982)	(2,174)	(12,053)
Other income	1,931	800	2,756	2,114
Financial Services:
Interest from investment and payment agreements	55,476	67,618	114,472	127,609
Other revenue	(6,179)	4,731	2,338	15,447
Net realized investment gains	4,641	393	4,949	584
Net mark-to-market gains on derivative hedge contracts	51	15	728	182
Corporate:
Net investment income	2,108	956	3,039	1,685
Net realized investment losses	—	(444)	—	(444)

Total revenues	324,985	263,358	618,717	514,384

Expenses:
Financial Guarantee:
Losses and loss adjustment expenses	10,900	5,900	20,700	11,600
Underwriting and operating expenses	21,013	18,603	43,179	37,164
Financial Services:
Interest from investment and payment agreements	50,160	61,383	103,592	115,499
Other expenses	6,234	5,699	12,392	10,835
Interest	14,537	10,816	26,991	21,482
Corporate	2,227	2,015	10,500	3,481

Total expenses	105,071	104,416	217,354	200,061

Income before income taxes	219,914	158,942	401,363	314,323
Provision for income taxes	57,343	39,181	100,869	77,610

Net income	$162,571	$119,761	$300,494	$236,713

Net income per share:
Basic	$1.53	$1.13	$2.83	$2.23

Diluted	$1.48	$1.09	$2.75	$2.17

Weighted average number of common shares outstanding:
Basic	106,428,045	106,124,220	106,246,887	105,978,049

Diluted	109,417,451	109,515,722	109,005,885	109,260,209

Ambac Financial Group, Inc. and Subsidiaries

Consolidated Balance Sheets

June 30, 2003 and December 31, 2002

(Dollars in Thousands Except Share Data)

	June 30, 2003	December 31, 2002
	(Unaudited)
Assets
Investments:
Fixed income securities, at fair value (amortized cost of $12,232,867 in 2003 and $11,132,149 in 2002)	$12,885,401	$11,597,623
Fixed income securities pledged as collateral, at fair value (amortized cost of $519,199 in 2003 and $537,711 in 2002)	518,606	543,572
Short-term investments, at cost (approximates fair value)	389,145	395,761
Other, at fair value (cost of $4,517 and $3,518 in 2002)	3,797	2,354

Total investments	13,796,949	12,539,310
Cash	26,980	25,816
Securities purchased under agreements to resell	179,608	260,818
Receivable for investment agreements	80,867	169
Receivable for securities sold	67	6,936
Investment income due and accrued	141,911	142,406
Reinsurance recoverable on paid and unpaid losses	3,944	4,842
Prepaid reinsurance	314,866	296,126
Deferred acquisition costs	174,646	174,055
Loans	820,447	843,809
Derivative product assets	1,210,181	1,010,081
Other assets	46,833	51,170

Total assets	$16,797,299	$15,355,538

Liabilities and Stockholders’ Equity
Liabilities:
Unearned premiums	$2,371,250	$2,128,847
Losses and loss adjustment expense reserve	181,772	172,137
Ceded reinsurance balances payable	15,034	16,930
Obligations under investment and payment agreements	6,591,813	6,434,497
Obligations under investment repurchase agreements	715,405	848,358
Securities sold under agreement to repurchase	140,390	132,235
Deferred income taxes	248,420	185,641
Current income taxes	25,472	44,807
Debentures	791,748	616,715
Accrued interest payable	67,415	81,252
Derivative product liabilities	1,010,839	836,146
Other liabilities	148,614	154,640
Payable for securities purchased	447,625	78,154

Total liabilities	12,755,797	11,730,359

Stockholders’ equity:
Preferred stock	—	—
Common stock	1,067	1,062
Additional paid-in capital	573,797	550,289
Accumulated other comprehensive income	378,273	265,427
Retained earnings	3,088,365	2,820,281
Common stock held in treasury at cost	—	(11,880)

Total stockholders’ equity	4,041,502	3,625,179

Total liabilities and stockholders’ equity	$16,797,299	$15,355,538

Number of shares outstanding (net of treasury shares)	106,672,430	105,990,591

Book value per share	$37.89	$34.20

Ambac Financial Group, Inc. and Subsidiaries

Supplemental Analytical Data: Components of Adjusted Book Value Per Share(1)

June 30, 2003 and December 31, 2002

	June 30, 2003	December 31, 2002
Book value	$37.89	$34.20
After-tax value of:
Net unearned premium reserve less deferred acquisition costs	11.46	10.17
Present value of future installment premiums	8.68	8.23
Unrealized loss on investment agreement liabilities	(1.35)	(2.76)

Adjusted book value	$56.68	$49.84

(1)	Adjusted book value (ABV), which is not promulgated in accordance with accounting principles generally accepted in the United States of America (GAAP), is used by management, equity analysts and investors as a measurement of the Company's intrinsic value with no benefit given for ongoing business activity. Management derives ABV by beginning with stockholders' equity (book value) and adding or subtracting the after-tax value of: the net unearned premium reserve; deferred acquisition costs; the present value of estimated net future installment premiums; and the unrealized gain or loss on investment agreement liabilities. These adjustments will not be realized until future periods and may differ materially from the amounts used in determining ABV. The definition of ABV used by the Company may differ from definitions of ABV used by other public holding companies of financial guarantee insurers.

Ambac Assurance Corporation

Statutory Accounting, Financial and Capital Information(1)

June 30, 2003 and December 31, 2002

(Dollars in Thousands, Except Ratios)

	June 30, 2003	December 31, 2002
Capital and Claim-Paying Resources:
Contingency reserve	$1,647,824	$1,508,898
Capital and surplus	2,429,120	2,227,438

Qualified statutory capital	4,076,944	3,736,336
Unearned premiums	2,446,620	2,209,514
Losses and loss adjustment expenses	57,950	48,992

Policyholders’ reserves	6,581,514	5,994,842
Third party capital support(2)	800,000	800,000
Present value of future installment premiums(3)	1,424,195	1,342,246

Total claims paying resources	$8,805,709	$8,137,088

Net financial guarantees in force	$594,824,180	$557,422,197
Capital ratio(4)	146:1	149:1
Financial resources ratio(5)	68:1	69:1

(1)	Statutory accounting information for Ambac Assurance Corporation and Connie Lee Insurance Company are combined for purposes of this schedule. Qualified statutory capital for Ambac Assurance, on a stand alone basis, as of June 30, 2003 and December 31, 2002 is $4.050 billion and $3.703 billion, respectively.
(2)	Third party capital support represents pre-funded capital which provides for the unconditional ability to issue up to $800 million of preferred stock to high quality asset-backed investment vehicles.
(3)	Includes the present value of future credit enhancement fees from structured credit derivatives.
(4)	Capital ratio is net financial guarantees in force divided by qualified statutory capital.
(5)	Financial resources ratio is net financial guarantees in force divided by total claims paying resources.

Ambac Assurance Corporation and Subsidiaries

Capitalization Table – GAAP

June 30, 2003 and December 31, 2002

(Dollars in Millions)

The following table sets forth Ambac Assurance’s consolidated capitalization as of June 30, 2003 and December 31, 2002, respectively, on the basis of accounting principles generally accepted in the United States of America.

	June 30, 2003	December 31, 2002
	(unaudited)
Unearned premiums	$2,381	$2,137
Notes payable to affiliate	57	111
Other liabilities	2,232	1,865

Total liabilities	4,670	4,113

Stockholder’s equity:
Common stock	82	82
Additional paid-in capital	1,003	920
Accumulated other comprehensive income	309	231
Retained earnings	3,121	2,849

Total stockholder’s equity	4,515	4,082

Total liabilities and stockholder’s equity	$9,185	$8,195